As filed with the Securities and Exchange Commission on May 24, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________
Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________
BRICKELL BIOTECH, INC.
(Exact name of registrant as specified in its charter)
___________

Delaware	93-0948554
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5777 Central Avenue, Suite 102 Boulder, CO	80301
(Address of Principal Executive Offices)	(Zip Code)

Brickell Biotech, Inc.
2020 Omnibus Long-Term Incentive Plan
(Full title of the plan)

Robert B. Brown
Chief Executive Officer
Brickell Biotech, Inc.
5777 Central Avenue, Suite 102
Boulder, CO 80301
(720) 505-4755
(Name, address and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer Non-accelerated filer Emerging growth company	☐ ☒ ☐	Accelerated filer Smaller reporting company	☐ ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This registration statement on Form S-8 relates to the registration of an additional 5,372,000 shares of common stock, $0.01 par value per share, of Brickell Biotech, Inc. (the “Registrant”), issuable under the Brickell Biotech, Inc. 2020 Omnibus Long-Term Incentive Plan. Pursuant to General Instruction E of Form S-8, the contents of the Registrant’s registration statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on April 27, 2020 (Registration No. 333-237859), on September 9, 2020 (Registration No. 333-248688) and on May 14, 2021 (Registration No. 333-256113) are incorporated herein by reference and made a part of this registration statement, except as amended hereby.

PART II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference.
The Registrant incorporates by reference in this registration statement the following documents that the Registrant has filed with the Commission:
(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on March 15, 2022;
(b) those portions of the Registrant’s Definitive Proxy Statement on Schedule 14A for its 2022 Annual Meeting of Stockholders, filed with the Commission on March 22, 2022, that were specifically incorporated by reference into its Annual Report on Form 10-K for the year ended December 31, 2021;
(c) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Commission on May 12, 2022;
(d) the Registrant’s Current Reports on Form 8-K, filed with the Commission on February 2, 2022, May 3, 2022, May 3, 2022, and May 17, 2022 (other than information contained in a Current Report on Form 8-K that is “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); and
(e) the description of the Registrant’s common stock, par value $0.01 per share, contained in the registration statement on Form S-8 that the Registrant filed with the Commission on September 10, 2019, together with any amendment or report that the Registrant may file for the purpose of updating this description.
All documents that the Registrant files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of this registration statement but prior to the filing of a post-effective amendment which (i) indicates that all of the shares of the Registrant’s common stock covered by this registration statement have been sold, or which (ii) deregisters all of the shares then remaining unsold, shall be deemed to be incorporated by reference in and to be part of this registration statement from the respective dates of filing.
Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded to the extent that a statement in this registration statement, or in any document filed after the filing of this registration statement which is deemed to be incorporated by reference in this registration statement, modifies or supersedes the earlier statement. The earlier statement shall be deemed to be incorporated in this registration statement only as so modified or superseded.
Item 6. Indemnification of Directors and Officers.
The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where a present or former director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorney’s fees) which such director or officer has actually and reasonably incurred. Article XI(B) of the Registrant’s amended and restated certificate of incorporation authorizes the Registrant to provide indemnification of its directors, officers, agents and any other persons to which applicable law permits the Registrant to provide indemnification, and Article V of the Registrant’s amended and restated bylaws provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL. In addition, the Registrant maintains a policy providing directors’ and officers’ liability insurance.
Section 102 of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability:
•for any breach of the director’s duty of loyalty to the corporation or its stockholders;
•for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•for acts related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or
•for any transaction from which the director derived an improper personal benefit.
Article XI(A) of the Registrant’s amended and restated certificate of incorporation includes such a provision. Moreover, Article V, Section 5 of the Registrant’s amended and restated bylaws provides that expenses incurred by any director, officer, employee or other agent in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit

4.1
Amended and Restated Certificate of Incorporation, as amended through April 19, 2021 (incorporated by reference to Exhibit 3.2 filed with the Registrant’s Current Report on Form 8-K filed with the Commission on April 19, 2021)

4.2	Amended and Restated Bylaws, as currently in effect (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on May 14, 2020)

4.3	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 filed with the Commission on September 10, 2019)

4.4	Brickell Biotech, Inc. 2020 Omnibus Long-Term Incentive Plan, as amended through May 17, 2022 (incorporated by reference to Exhibit 10.1 filed with the Registrant’s Current Report on Form 8-K filed with the Commission on May 17, 2022)

5.1	Opinion of Faegre Drinker Biddle & Reath LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Faegre Drinker Biddle & Reath LLP (included in Exhibit 5.1)

24.1	Power of attorney (contained on the signature page of this registration statement)

107	Filing Fee Table

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on May 24, 2022.

BRICKELL BIOTECH, INC.

By:	/s/ Robert B. Brown
Robert B. Brown
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert B. Brown and Andrew D. Sklawer, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on May 24, 2022, in the capacities indicated.

Signature	Title

/s/ Robert B. Brown	Chief Executive Officer and Director (Principal Executive Officer)
Robert B. Brown

/s/ Albert N. Marchio, II	Chief Financial Officer (Principal Financial Officer)
Albert N. Marchio, II

/s/ Jose Breton	Controller and Chief Accounting Officer (Principal Accounting Officer)
Jose Breton

/s/ Reginald L. Hardy	Co-Founder and Chairman of the Board of Directors
Reginald L. Hardy

/s/ Gary A. Lyons	Director
Gary A. Lyons

/s/ Vijay B. Samant	Director
Vijay B. Samant

/s/ Dennison T. Veru	Director
Dennison T. Veru